Exhibit (12)(c)

August 11, 2014	75302.00007

Helios Multi-Sector High Income Fund, Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023

Brookfield High Income Fund Inc.

Brookfield Place

250 Vesey Street

New York, New York 10281-1023

Re:                             Reorganization of the Helios Multi-Sector High Income Fund, Inc. into the Brookfield High Income Fund Inc.

Ladies and Gentlemen:

We have acted as counsel to the Helios Multi-Sector High Income Fund, Inc., a Maryland corporation (the “Target Fund”) and to the Brookfield High Income Fund Inc., a Maryland corporation (the “Acquiring Fund”), in connection with the reorganization of the Target Fund into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization (the “Plan”) dated August 4, 2014, and the Form N-14 Registration Statement of the Acquiring Fund (Registration No. 333-195128) (the “Registration Statement”) as filed with the Securities and Exchange Commission on May 21, 2014, relating to the transfer of all of the assets of the Target Fund to the Acquiring Fund in exchange solely for shares of common stock, par value $0.001 per share, of the Acquiring Fund (the “Acquiring Fund Shares”), the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, and the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund and the liquidation and dissolution of the Target Fund, all upon the terms and conditions set forth in the Plan (the “Reorganization”).

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Target Fund and Acquiring Fund in connection with the Reorganization.  For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)                                 the Plan;

(b)                                 the Registration Statement;

(c)                                  such other instruments and documents related to the formation, organization and operation of the Target Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)                                 the certificates of officers of the Target Fund and the Acquiring Fund.

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.                                      That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be on or prior to the Closing Date) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

2.                                      That all representations, warranties and statements made or agreed to by the Acquiring Fund and the Target Fund, and their management, employees, officers, directors and shareholders thereof in connection with the Reorganization, including but not limited to those set forth in the Plan (including the exhibits) and the officers’ certificates are true and accurate at all relevant times; that all covenants contained in such documents are performed without waiver or breach of any material provision thereof; and that all individuals executing such documents, certificates, and instruments have the legal capacity to sign such documents on behalf of the respective fund.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

(1)                                 The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

(2)                                 No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Target Fund’s liabilities or upon the distribution of the Acquiring Fund Shares to the Target Fund’s shareholders in exchange for their shares of the Target Fund.

(3)                                 No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

(4)                                 The adjusted tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Target Fund immediately prior to the Reorganization.

(5)                                 The holding period of the assets of the Target Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Target Fund immediately prior to the Reorganization.

(6)                                 No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their Target Fund shares for the Acquiring Fund Shares (except with respect to cash received in lieu of fractional shares) and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund.

(7)                                 The aggregate adjusted tax basis of the Acquiring Fund Shares received by the shareholders of the Target Fund (reduced by any amount of tax basis allocable to fractional Acquiring Fund Shares for which cash is received) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the Target Fund shares held by the Target Fund’s shareholders immediately prior to the Reorganization.

(8)                                 The holding period of the Acquiring Fund Shares received by the shareholders of the Target Fund will include the holding period of the Target Fund shares surrendered in exchange therefore, provided that the Target Fund shares were held as a capital asset on the Closing Date.

No opinion will be expressed as to the effect of the Reorganization on (i) the Target Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, (ii) any Target Fund Shareholder that is required to recognize unrealized gains and losses for federal income tax purposes under a mark-to-market system of accounting, (iii) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Target Fund, or (iv) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Fund.

Further, no opinion will be expressed as to the effect of the Reorganizations on (i) the taxable year of any shareholder of the Target Fund, (ii) the Target Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or personal holding company as defined in Section 542 of the Code, or (iii) any shares held as a result of or attributable to compensation for services by any person.

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization.  We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America. No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.  In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may not be relied upon except by the Acquiring Fund and the Target Fund and their shareholders with respect to the consequences specifically discussed herein.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder in light of its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan or to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof.  To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts.  The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated.  No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein.  Furthermore, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you for the purposes set forth in section 6.3(d) of the Plan and is solely for your benefit.  We consent to the filing of this opinion with and as part of the Registration Statement. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

Any tax advice contained in this letter was written to promote the marketing of the matters described herein.  You should consult your own tax adviser with respect to the advice and the potential investment in your particular circumstances.

Very truly yours,

/s/ Paul Hastings LLP

Paul Hastings LLP